AMENDMENT TO FUND SERVICES AGREEMENT

THIS AMENDMENT TO FUND SERVICES AGREEMENT (this “Amendment”), effective as of July 1, 2024, by and among Copeland Trust, a Delaware statutory trust (the “Trust”), and Ultimus Fund Solutions, LLC, an Ohio limited liability company (“Ultimus”) (collectively, the “Parties”).

WHEREAS, the Parties entered into that certain Fund Services Agreement dated November 10, 2021 (the “Agreement”); and

WHEREAS, the Parties desire to amend the Agreement as described herein.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements herein set forth, the Parties agree as follows:

1.	Amendments.

(a)	Appendix IV of the Agreement is amended as follows:

(i)	Section 3.b. [FIN 48 Compliance fee] under the heading “Fund Administration Fees” is deleted in its entirety and replace with the following:

b. FIN 48 Compliance fee. The Copeland Risk Managed Dividend Growth Fund and Copeland SMID Cap Dividend Fund shall pay UFS [omitted] for FIN 48 Compliance. The Copeland International Risk Managed Dividend Growth Fund shall pay UFS [omitted] for FIN 48 Compliance. Section 4.b. [Rule 22c-2 compliance support fee] under the heading “Transfer Agency Fees” is deleted in its entirety and replaced with the following:

b. Rule 22c-2 compliance support fee. UFS will assess a monthly fee of [omitted] per Fund Complex [omitted] per Fund to deliver rapid trading reports on direct accounts. Monitoring of frequent trading activity on intermediary accounts is available through the MARS 22c-2 Compliance Module, which available through a third-party arrangement for an additional fee as follows:

[omitted]

2.	Miscellaneous.

(a)	Except as amended hereby, the Agreement shall remain in full force and effect.
(b)	This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[Signature Page Follows]

IN WITNESS WHEREOF, each party hereto has caused this Amendment to be executed by its duly authorized officer.

COPELAND TRUST

By: /s/ Sofia Rosala

Name: Sofia Rosala

Title: Vice President, Secretary and CCO

ULTIMUS FUND SOLUTIONS, LLC

By: /s/Gary Tenkman

Name: Gary Tenkman

Title: Chief Executive Officer

TAILORED SHAREHOLDER REPORT SERVICES ADDENDUM

This Tailored Shareholder Report Services Addendum (this “Addendum”) with an effective date of May 15, 2024 shall be attached to and governed by that certain Fund Services Agreement between Ultimus Fund Solutions, LLC (“Ultimus”) and Copeland Trust (the “Trust”) dated November 10, 2021 (the “Agreement). All capitalized terms used herein, unless otherwise defined, have the meaning ascribed to them in the Agreement as it may be supplemented or amended from time to time.

The parties agree as follows:

1.	Tailored Shareholder Report Services

Ultimus will provide the Trust’s funds (the “Funds”), with an end-to-end solution to prepare and transmit annual and semi-annual shareholder reports designed to be compliant with the Securities and Exchange Commission’s (“SEC”) tailored shareholder reporting requirements (the “Tailored Shareholder Report Services”). Funds will be provided tailored shareholder report (“TSR”) templates to choose from. Each TSR template may be customized for color and print style and to allow for the addition of Fund specific logos. Additional customization of the TSR template(s) will be subject to additional fees as described in more detail below.

2.	TSR Fee and Charges

In consideration for Ultimus providing the Tailored Shareholder Report Services, the Trust will pay (or cause to be paid) Ultimus an annual fee of [omitted] in the aggregate on a per Fund basis (collectively, the “TSR Fee”). The TSR Fee includes use of any of Ultimus’ standard form TSR templates, which, as detailed in Section 1 above, may be customized for color and print style and to allow for the addition of Fund specific logos. Additional customization of the standard form TSR template(s) is possible, but only with Ultimus’ preapproval and will be subject to a customization charge of [omitted] plus programming/development fees, which will be charged at the rate of [omitted] per hour.

3.	Data Extract Only Services, Fee, and Charges

A Fund may, upon written notification to Ultimus, opt out of the Tailored Shareholder Report Services, in which event, Ultimus will extract from Ultimus’ systems the data required to prepare a TSR and deliver that data in an electronic format to the Fund or its designee (the “Data Extract Only Services”). In consideration for Ultimus providing the Data Extract Only Services, the Trust will pay (or cause to be paid) Ultimus an annual fee of [omitted] per Fund (the “Data Extract Only Fee”). Any additional work performed by Ultimus as a result of or in connection with a Fund’s election to opt out of the Tailored Shareholder Report Services and to receive the Data Extract Only Services will be charged at the rate of [omitted].

4.	Expense Reimbursements

In addition to the TSR Fee or the Data Extract Only Fee (as applicable), the Trust will reimburse (or cause to be reimbursed) Ultimus for the Funds’ pro rata share (as determined by Ultimus) of third party expenses incurred by Ultimus in providing the Tailored Shareholder Report Services or the Data Extract Only Services (as applicable), including, without limitation, any typesetting, printing, and EDGAR costs associated with any TSR.

5.	Invoicing and Payment Terms

Ultimus will invoice for the TSR Fee or the Data Extract Only Fee (as applicable), any related hourly charges, and any reimbursable expenses quarterly in arrears. The same will be due and payable within 30 days of receipt of invoice.

6.	Miscellaneous

Except as supplemented hereby, the Agreement shall remain in full force and effect without modification. This Addendum may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[Signature Page Follows]

IN WITNESS WHEREOF, each party hereto has caused this Addendum to be executed by its duly authorized officer as of the date and year first above written.

COPELAND TRUST By: /s/ Sofia Rosala Name: Sofia Rosala Title: Vice President, Secretary and CCO	ULTIMUS FUND SOLUTIONS, LLC By: /s/Gary Tenkman Name: Gary Tenkman Title: Chief Executive Officer

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